Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Greenbrier Companies, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-127922, 333-157593, 333-172933, 333-187887, 333-195058, 333-223315) on Form S-8 and registration statement (No. 333-207771) of The Greenbrier Companies, Inc. and subsidiaries of our reports dated October 29, 2019, with respect to the consolidated balance sheets of The Greenbrier Companies, Inc. and subsidiaries as of August 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended August 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of August 31, 2019, which reports appear in the August 31, 2019 annual report on Form 10-K of The Greenbrier Companies, Inc. and subsidiaries.

Our report refers to a change in the method of accounting for revenue.

Our report dated October 29, 2019, on the effectiveness of internal control over financial reporting as of August 31, 2019, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of The Greenbrier Companies, Inc. and subsidiaries excludes an evaluation of internal control over financial reporting of the manufacturing business of American Railcar Industries, Inc.’s acquired on July 26, 2019.

/s/ KPMG LLP

Portland, Oregon

October 29, 2019